Filed Pursuant to Rule 424(b)(3)
Registration No. 333-221089

Prospectus Supplement No. 1
(to prospectus dated October 31, 2017)

RESONANT, INC.

4,052,684 Shares
Common Stock

This prospectus supplement updates and amends certain information contained in the prospectus dated October 31, 2017, (the “Prospectus”) relating to the offer and sale from time to time by certain selling stockholders of up to an aggregate of 4,052,684 shares of our common stock.

This prospectus supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in conjunction with the Prospectus, including any amendments or supplements thereto.

We are not offering any shares of common stock for sale under this prospectus supplement, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference in the Prospectus), as well as the other information contained or incorporated by reference in the Prospectus or in any prospectus supplement thereto before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is November 15, 2017.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to supplement the information that appears under the caption “Selling Stockholders” in the Prospectus to identify and provide information with respect to certain selling stockholders not previously included therein.

SELLING STOCKHOLDERS

Following the date of the Prospectus, Newbridge Securities (the “Transferor”), a selling stockholder identified in the Prospectus, transferred a portion of the warrants to purchase shares of common stock it acquired from Resonant in the September 2017 private placement to Richard Libretti, Joseph Glodek, Salvatore Esposito, Linda Acri, Carmine Raimo and John Beck (the “Transferees”).

The information appearing under the heading “Selling Stockholders” in the Prospectus is hereby amended by the addition of the Transferees and substitution of the Transferees in place of the Transferor with respect to the assigned warrants.  The number and percentage of shares of common stock beneficially owned by the Transferor and the Transferees is presented as of November 14, 2017, and is based upon information provided to us by these selling stockholders for use in this prospectus supplement. The information presented in the table is based on 16,782,254 shares of our common stock outstanding on November 14, 2017.

	Shares Beneficially Owned		Maximum Number of Shares to be	Shares Beneficially Owned After the Sale of the Maximum Number of Shares
Name of Selling Stockholder	Number	Percentage	Sold Hereunder	Number	Percentage

Newbridge Securities (162)	1,798	*	1,798	0	-
Libretti, Richard (163)	5,940	*	5,940	0	-
Glodek, Joseph (164)	5,940	*	5,940	0	-
Esposito, Salvatore (165)	3,400	*	3,400	0	-
Acri, Linda (166)	400	*	400	0	-
Raimo, Carmine (167)	400	*	400	0	-
Beck, John (168)	100	*	100	0	-

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(162)    Consists of 1,798 shares of common stock that may be acquired from us upon exercise of warrants. Leonard Soklow, Robert Spitler, and Thomas Carolaro exercise voting and investment authority over the shares held by this selling stockholder.

(163)    Consists of 5,940 shares of common stock that may be acquired from us upon exercise of warrants.

(164)    Consists of 5,940 shares of common stock that may be acquired from us upon exercise of warrants.

(165)    Consists of 3,400 shares of common stock that may be acquired from us upon exercise of warrants.

(166)    Consists of 400 shares of common stock that may be acquired from us upon exercise of warrants.

(167)    Consists of 400 shares of common stock that may be acquired from us upon exercise of warrants.

(168)    Consists of 100 shares of common stock that may be acquired from us upon exercise of warrants.